                                PROMONTORY POINTE
                              2250 RIDGEPOINT DRIVE
                                  AUSTIN, TEXAS

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                               AS OF MAY 20, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                        [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 16, 2003


Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE:     PROMONTORY POINTE
        2250 RIDGEPOINT DRIVE
        AUSTIN, TRAVIS COUNTY, TEXAS

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 252 units with a total of 183,600 square feet of rentable area. The improvements were built in 1983. The improvements are situated on 9.1 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 85% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
PROMONTORY POINTE, AUSTIN, TEXAS

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 20, 2003 is:

                                  ($9,000,000)

                             Respectfully submitted,
                             AMERICAN APPRAISAL ASSOCIATES, INC.

                             -s- Frank Fehribach
July 16, 2003                Frank Fehribach, MAI
#053272                      Managing Principal, Real Estate Group
                             Texas State Certified General Real Estate Appraiser
                             #TX-1323954-G

Report By:
Shayne Hatch
Texas Appraiser Trainee
#TX-1330454-T

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 3
PROMONTORY POINTE, AUSTIN, TEXAS

                                TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary .........................................................    4
Introduction ..............................................................    9
Area Analysis .............................................................   11
Market Analysis ...........................................................   14
Site Analysis .............................................................   15
Improvement Analysis ......................................................   15
Highest and Best Use ......................................................   16

                                    VALUATION

Valuation Procedure .......................................................   17
Sales Comparison Approach .................................................   19
Income Capitalization Approach ............................................   25
Reconciliation and Conclusion .............................................   37

                                     ADDENDA

Exhibit A - Photographs of Subject Property

Exhibit B - Summary of Rent Comparables and Photograph of Comparables

Exhibit C - Assumptions and Limiting Conditions

Exhibit D - Certificate of Appraiser

Exhibit E - Qualifications General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 4
PROMONTORY POINTE, AUSTIN, TEXAS


                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION


PROPERTY NAME:               Promontory Pointe
LOCATION:                    2250 Ridgepoint Drive
                             Austin, Texas

INTENDED USE OF ASSIGNMENT:  Court Settlement
PURPOSE OF APPRAISAL:        "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:          Fee Simple Estate

DATE OF VALUE:               May 20, 2003
DATE OF REPORT:              July 16, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
     Size:                   9.1 acres, or 396,396 square feet
     Assessor Parcel No.:    229230204
     Floodplain:             Community Panel No. 48453C0120E (June 16, 1993)
                             Flood Zone X, an area outside the floodplain.
     Zoning:                 MF-3 (Multi-Family Residence-Medium Density)

BUILDING:
     No. of Units:           252 Units
     Total NRA:              183,600 Square Feet
     Average Unit Size:      729 Square Feet
     Apartment Density:      27.7 units per acre
     Year Built:             1983

UNIT MIX AND MARKET RENT:



                         GROSS RENTAL INCOME PROJECTION

                                    Market Rent
                   Square      --------------------      Monthly       Annual
  Unit Type         Feet       Per Unit      Per SF       Income       Income
  ---------        ------      --------      ------      -------       ------
1Br/1Ba - EA10        513        $520         $1.01     $ 24,960     $  299,520
1Br/1Ba - 1A10        699        $590         $0.84     $ 84,960     $1,019,520
2Br/2Ba - 2A20        972        $750         $0.77     $ 45,000     $  540,000
                                                        --------     ----------
                                           Total        $154,920     $1,859,040
                                                        ========     ==========

OCCUPANCY:                             85%
ECONOMIC LIFE:                         45 Years
EFFECTIVE AGE:                         20 Years
REMAINING ECONOMIC LIFE:               25 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 5
PROMONTORY POINTE, AUSTIN, TEXAS

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - ENTRANCE PICTURE]                     [EXTERIOR - LANDSCAPE PICTURE]

                                   [AREA MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 6
PROMONTORY POINTE, AUSTIN, TEXAS

                               [NEIGHBORHOOD MAP]

HIGHEST AND BEST USE:
     As Vacant:                Hold for future multi-family development
     As Improved:              Continuation as its current use

METHOD OF VALUATION:           In this instance, the Sales Comparison and Income
                               Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 7
PROMONTORY POINTE, AUSTIN, TEXAS

PART TWO - ECONOMIC INDICATORS


                                                    Amount                $/Unit
                                                    ------                ------

INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION
Potential Rental Income                       $         1,859,040      $        7,377
Effective Gross Income                        $         1,712,815      $        6,797
Operating Expenses                            $           820,733      $        3,257    47.9% of EGI
Net Operating Income:                         $           829,083      $        3,290

Capitalization Rate                                          9.00%
DIRECT CAPITALIZATION VALUE                   $         9,000,000 *    $35,714 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                           10 years
2002 Economic Vacancy                                          19%
Stabilized Vacancy & Collection Loss:                          12%
Lease-up / Stabilization Period                         12 months
Terminal Capitalization Rate                                 9.50%
Discount Rate                                               10.50%
Selling Costs                                                3.00%
Growth Rates:
       Income                                                3.00%
       Expenses:                                             3.00%
DISCOUNTED CASH FLOW VALUE                    $         9,200,000 *    $36,508 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE        $         9,100,000      $36,111 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
       Range of Sales $/Unit (Unadjusted)     $39,138 to $ 53,758
       Range of Sales $/Unit (Adjusted)       $30,527 to $ 38,383
VALUE INDICATION - PRICE PER UNIT             $         8,600,000 *    $34,127 / UNIT

EGIM ANALYSIS
       Range of EGIMs from Improved Sales            4.50 to 5.14
       Selected EGIM for Subject                             5.00
       Subject's Projected EGI                $         1,712,815
EGIM ANALYSIS CONCLUSION                      $         8,400,000 *    $33,333 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION              $         8,100,000 *    $32,143 / UNIT

RECONCILED SALES COMPARISON VALUE             $         8,400,000      $33,333 / UNIT


----------------------------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 8
PROMONTORY POINTE, AUSTIN, TEXAS

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
     Price Per Unit                                       $8,600,000
     NOI Per Unit                                         $8,100,000
     EGIM Multiplier                                      $8,400,000
INDICATED VALUE BY SALES COMPARISON                       $8,400,000        $33,333 / UNIT

INCOME APPROACH:
     Direct Capitalization Method:                        $9,000,000
     Discounted Cash Flow Method:                         $9,200,000
INDICATED VALUE BY THE INCOME APPROACH                    $9,100,000        $36,111 / UNIT


RECONCILED OVERALL VALUE CONCLUSION:                      $9,000,000        $35,714 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                      INTRODUCTION     PAGE 9
PROMONTORY POINTE, AUSTIN, TEXAS

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 2250 Ridgepoint Drive, Austin, Travis County, Texas. Austin identifies it as 229230204.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Shayne Hatch on May 20, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Shayne Hatch performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Shayne Hatch have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 20, 2003. The date of the report is July 16, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                     INTRODUCTION     PAGE 10
PROMONTORY POINTE, AUSTIN, TEXAS


defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

    MARKETING PERIOD:                  6 to 12 months
    EXPOSURE PERIOD:                   6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CPGF XXII. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                     AREA ANALYSIS    PAGE 11
PROMONTORY POINTE, AUSTIN, TEXAS

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Austin, Texas. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being office. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Highway 290 and Springdale Road
West   - Cameron Road
South  - Highway 183
North  - Ferguson Lane

MAJOR EMPLOYERS

Major employers in the subject's area include University of Texas, Dell Computer Corp, Motorola, Inc, City of Austin, Austin ISD HEB Grocery Co, Seton Healthcare, IBM Corp, IRS/Austin Center, Advanced Micro Devices, Solectron Texas, Round Rock ISD, Walmart Stores, Travis County Government, and Applied Materials. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                     AREA ANALYSIS    PAGE 12
PROMONTORY POINTE, AUSTIN, TEXAS


                            NEIGHBORHOOD DEMOGRAPHICS

                                                    AREA
                               ----------------------------------------------
CATEGORY                       1-MI. RADIUS     3-MI. RADIUS     5-MI. RADIUS         MSA
--------                       ------------     ------------     ------------     ------------

POPULATION TRENDS

Current Population                   12,123          101,797          251,861        1,325,373
5-Year Population                    13,653          112,935          272,657        1,519,629
% Change CY-5Y                         12.6%            10.9%             8.3%            14.7%
Annual Change CY-5Y                     2.5%             2.2%             1.7%             2.9%

HOUSEHOLDS

Current Households                    4,429           37,519           98,793          499,355
5-Year Projected Households           4,834           40,562          105,227          568,372
% Change CY - 5Y                        9.1%             8.1%             6.5%            13.8%
Annual Change CY-5Y                     1.8%             1.6%             1.3%             2.8%

INCOME TRENDS

Median Household Income             $32,086         $ 31,931         $ 33,251       $   53,521
Per Capita Income                   $14,447         $ 15,850         $ 18,310       $   25,860
Average Household Income            $41,119         $ 42,940         $ 46,710       $   68,635

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers inferior income levels as compared to the broader market.


The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.


                                 HOUSING TRENDS

                                                  AREA
                              ----------------------------------------------
CATEGORY                      1-MI. RADIUS     3-MI. RADIUS     5-MI. RADIUS          MSA
--------                      ------------     ------------     ------------     ------------
HOUSING TRENDS

% of Households Renting              61.09%           54.96%           53.44%           37.39%
5-Year Projected % Renting           60.31%           54.71%           52.35%           35.82%

% of Households Owning               27.18%           31.61%           35.33%           54.10%
5-Year Projected % Owning            28.60%           32.58%           36.92%           56.38%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                   AREA ANALYSIS    PAGE 13
PROMONTORY POINTE, AUSTIN, TEXAS

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North - Commercial/Industrial
South - Commercial/Residential
East  - Commercial/Industrial
West  - Residential

CONCLUSIONS

The subject is well located within the city of Austin. The neighborhood is characterized as being mostly suburban in nature and is currently in the growth stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                    MARKET ANALYSIS   PAGE 14
PROMONTORY POINTE, AUSTIN, TEXAS

                                 MARKET ANALYSIS

The subject property is located in the city of Austin in Travis County. The overall pace of development in the subject's market is more or less decreasing. No new construction is evident in the submarket area. The following table illustrates historical vacancy rates for the subject's market.


                             HISTORICAL VACANCY RATE

Period                  Region              Submarket
------                  ------              ---------
 4Q01                    N/A                  10.5%
 1Q02                    N/A                   N/A
 2Q02                    N/A                   N/A
 3Q02                    N/A                   N/A
 4Q02                    N/A                  9.6%
 1Q03                    N/A                  8.8%

Source: REIS

Occupancy trends in the subject's market are increasing. Historically speaking, the subject's submarket has equated the overall market. Vacancy rates in the subject's submarket have slowly been decreasing since the 4th quarter 2001. As of the 1st quarter 2003, the vacancy rate has fallen to 8.8%, or a total of 1.7 percentage points since the 4th quarter of 2001.

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

  No.              Property Name            Units          Ocpy.   Year Built     Proximity to subject
  ---              -------------            -----          -----   ----------     --------------------
  R-1      Anderson Springs                 325            85%        1983              0.5 Miles
  R-2      Salado at Walnut Creek           290            92%        1983              0.5 Miles
  R-3      Penbrook Club Apartments         176            92%        1987              0.5 Miles
  R-4      Oakwood Austin at Cross Park     284            N/A        1998              0.5 Miles
Subject    Promontory Pointe                252            85%        1983

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 15
PROMONTORY POINTE, AUSTIN, TEXAS




                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   9.1 acres, or 396,396 square feet
  Shape                       Irregular
  Topography                  Slightly slope
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Average
  Flood Zone:
     Community Panel          48453C0120E, dated June 16, 1993
     Flood Zone               Zone X
  Zoning                      MF-3, the subject improvements represent a
                              legal conforming use of the site.




REAL ESTATE TAXES

                          ASSESSED VALUE - 2002
                 --------------------------------------     TAX RATE /    PROPERTY
PARCEL NUMBER       LAND        BUILDING        TOTAL       MILL RATE      TAXES
-------------    ----------    ----------    ----------    ----------    ----------
  229230204      $  594,528    $8,769,072    $9,363,600       0.02690    $  251,862

IMPROVEMENT ANALYSIS

  Year Built            1983
  Number of Units       252
  Net Rentable Area     183,600 Square Feet
  Construction:
    Foundation          Reinforced concrete slab
    Frame               Heavy or light wood
    Exterior Walls      Brick or masonry
    Roof                Composition shingle over a wood truss structure
  Project Amenities     Amenities at the subject include a swimming
                        pool, spa/jacuzzi, gym room, barbecue
                        equipment, meeting hall, laundry room,
                        business office, and secured parking.
  Unit Amenities        Individual unit amenities include a balcony,
                        fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include refrigerator, stove, dishwasher, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                PROPERTY DESCRIPTION PAGE 16
PROMONTORY POINTE, AUSTIN, TEXAS

Unit Mix:

                                         Unit Area
   Unit Type     Number of Units         (Sq. Ft.)
   ---------     ---------------         ---------

1Br/1Ba - EA10          48                  513
1Br/1Ba - 1A10         144                  699
2Br/2Ba - 2A20          60                  972

Overall Condition               Average
Effective Age                   20 years
Economic Life                   45 years
Remaining Economic Life         25 years
Deferred Maintenance            None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1983 and consist of a 252-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 17
PROMONTORY POINTE, AUSTIN, TEXAS




                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
PROMONTORY POINTE, AUSTIN, TEXAS

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 19
PROMONTORY POINTE, AUSTIN, TEXAS

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
PROMONTORY POINTE, AUSTIN, TEXAS

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                  COMPARABLE              COMPARABLE              COMPARABLE
        DESCRIPTION                      SUBJECT                    I - 1                   I - 2                   I - 3
        -----------                      -------                  ----------              ----------              ----------
  Property Name                   Promontory Pointe         Meadowood Apartments    The Ridge Apartments    Longspur Crossing
                                                                                                            Apartments
LOCATION:
  Address                         2250 Ridgepoint Drive     9601 Middle Fiskville   3456 N Hills Drive      701 W Longspur Boulevard
                                                            Road
  City, State                     Austin, Texas             Austin, TX              Austin, TX              Austin, TX
  County                          Travis                    Travis                  Travis                  Travis
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          183,600                   182,080                 N/a                     186,424
  Year Built                      1983                      1983                    1980                    1984
  Number of Units                 252                       200                     326                     252
  Unit Mix:                            Type        Total     Type            Total    Type           Total       Type       Total
                                  1Br/1Ba - EA10    48      1Br/1Ba           32    1Br/1Ba            30   Studio Units      32
                                  1Br/1Ba - 1A10   144      2Br/2Ba          168    1Br/1Ba           168   1 Bedroom Units  132
                                  2Br/2Ba - 2A20    60                              2Br/2Ba           128   2 Bedroom Units   88
  Average Unit Size (SF)          729                       910                                             740
  Land Area (Acre)                9.1000                    9.0600                  11.2600                 11.1100
  Density (Units/Acre)            27.7                      22.1                    29.0                    22.7
  Parking Ratio (Spaces/Unit)     1.68                      1.60                    2.05                    N/A
  Parking Type (Gr., Cov., etc.)  Open                      Open                    Covered, Open           Open
  CONDITION:                      Average                   Fair                    Average                 Average
APPEAL:                           Average                   Fair                    Average                 Average
AMENITIES:
  Pool/Spa                        Yes/Yes                   Yes/No                  Yes/No                  Yes/Yes
  Gym Room                        Yes                       No                      Yes                     Yes
  Laundry Room                    Yes                       Yes                     Yes                     Yes
  Secured Parking                 Yes                       Yes                     No                      Yes
  Sport Courts                    Yes                       No                      No                      No
OCCUPANCY:                        85%                       N/A                     N/A                     N/A
TRANSACTION DATA:
  Sale Date                                                 June, 2002              February, 2002          January, 2001
  Sale Price ($)                                            $8,535,000              $17,525,000             $10,825,000
  Grantor                                                   Texas Bay Northcape     EB Ridge (LP)           Glenborough Fund X
                                                                                                            Limited Partners
  Grantee                                                   San Antonio Alt.        Ridge-Austin Apartments Westdale Fanny
                                                            Housing Corp. #15       (LP) (et al)            Properties (Ltd)
  Sale Documentation                                        2002108317              2002029923              2001000443
  Verification                                              Jones & Jones           Transwestern            Westdale Fanny
                                                            Enterprises, Inc        Commercial              Properties (Ltd)
  Telephone Number                                          512-288-8522            512-328-5600            214-515-7000
ESTIMATED PRO-FORMA:                                        Total $ $/Unit $/SF     Total $ $/Unit  $/SF    Total $ $/Unit $/SF
  Potential Gross Income                                    $0      $0     $0.00    $0      $0              $0      $0     $0.00
  Vacancy/Credit Loss                                       $0      $0     $0.00    $0      $0              $0      $0     $0.00
  Effective Gross Income                                    $0      $0     $0.00    $0      $0              $0      $0     $0.00
  Operating Expenses                                        $0      $0     $0.00    $0      $0              $0      $0     $0.00
  Net Operating Income                                      $0      $0     $0.00    $0      $0              $0      $0     $0.00
NOTES:
  PRICE PER UNIT                                                 $42,675                  $53,758                 $42,956
  PRICE PER SQUARE FOOT                                          $ 46.88                                          $ 58.07
  EXPENSE RATIO                                                      N/A                      N/A                     N/A
  EGIM                                                               N/A                      N/A                     N/A
  OVERALL CAP RATE                                                   N/A                      N/A                     N/A
  Cap Rate based on Pro Forma or Actual Income?

                                         COMPARABLE                COMPARABLE
         DESCRIPTION                      I - 4                      I - 5
         -----------                     ----------                ----------
  Property Name                    Wildwood Apartments     Club Creek Apartments

LOCATION:
  Address                          7610 Cameron Road       502 W Longspur Boulevard

  City, State                      Austin, TX              Austin, TX
                                   TX
  County                           Travis                  Travis
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           236,904                 130,292
  Year Built                       1984                    1984
  Number of Units                  344                     160
  Unit Mix:                              Type       Total       Type       Total
                                   1 Bedroom Units   312   1 Bedroom Units    52
                                   2 Bedroom Units    32   2 Bedroom Units   108

  Average Unit Size (SF)           689                     814
  Land Area (Acre)                 12.2100                 6.0400
  Density (Units/Acre)             28.2                    26.5
  Parking Ratio (Spaces/Unit)      1.42                    1.40
  Parking Type (Gr., Cov., etc.)   Open Covered            Open
  CONDITION:                       Average                 Average
APPEAL:                            Average                 Average
AMENITIES:
  Pool/Spa                         Yes/Yes                 Yes/No
  Gym Room                         Yes                     Yes
  Laundry Room                     Yes                     Yes
  Secured Parking                  Yes                     Yes
  Sport Courts                     No                      No
OCCUPANCY:                         N/A                     N/A
TRANSACTION DATA:
  Sale Date                        November, 2000          November, 2000
  Sale Price ($)                   $13,550,000             $6,262,000
  Grantor                          WC Wildwood (LP)        WC Wildwood (LP)

  Grantee                          WXIII/WCI Real Estate   WXIII/WCI Real Estate (LP)
                                   (LP)

  Sale Documentation               2000181382              2000181376
  Verification                     Oboyle Properties       Oboyle Properties
  Telephone Number                 972-934-3400            972-934-3400
ESTIMATED PRO-FORMA:                 Total $ $/Unit $/SF     Total $  $/Unit  $/SF
  Potential Gross Income           $       0 $    0 $0.00  $       0  $    0 $ 0.00
  Vacancy/Credit Loss              $       0 $    0 $0.00  $       0  $    0 $ 0.00
  Effective Gross Income           $2,635,10 $7,660 $11.1  $1,391,51  $8,697 $10.68
  Operating Expenses               $1,330,00 $3,866 $5.61  $ 696,606  $4,354 $ 5.35
  Net Operating Income             $1,305,10 $3,794 $5.51  $ 694,904  $4,343 $ 5.33
NOTES:
  PRICE PER UNIT                             $39,390                 $39,138
  PRICE PER SQUARE FOOT                      $ 57.20                 $ 48.06
  EXPENSE RATIO                                 50.5%                   50.1%
  EGIM                                          5.14                    4.50
  OVERALL CAP RATE                              9.63%                  11.10%
  Cap Rate based on Pro Forma or Actual
   Income?                                    ACTUAL                   ACTUAL

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
PROMONTORY POINTE, AUSTIN, TEXAS

                              [IMPROVED SALES MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $39,138 to $53,758 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $30,527 to $38,383 per unit with a mean or average adjusted price of $35,200 per unit. The median adjusted price is $35,396 per unit. Based on the following analysis, we have concluded to a value of $35,000 per unit, which results in an "as is" value of $8,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
PROMONTORY POINTE, AUSTIN, TEXAS

SALES ADJUSTMENT GRID

                                                                   COMPARABLE               COMPARABLE
         DESCRIPTION                         SUBJECT                  I - 1                    I - 2
         -----------                         -------               ----------               ----------
  Property Name                       Promontory Pointe     Meadowood Apartments        The Ridge Apartments
  Address                             2250 Ridgepoint Drive 9601 Middle Fiskville Road  3456 N Hills Drive
  City                                Austin, Texas         Austin, TX                  Austin, TX
  Sale Date                                                 June, 2002                  February, 2002
  Sale Price ($)                                            $8,535,000                  $17,525,000
  Net Rentable Area (SF)              183,600               182,080                     N/a
  Number of Units                     252                   200                         326
  Price Per Unit                                            $42,675                     $53,758
  Year Built                          1983                  1983                        1980
  Land Area (Acre)                    9.1000                9.0600                      11.2600
VALUE ADJUSTMENTS                        DESCRIPTION           DESCRIPTION     ADJ.        DESCRIPTION   ADJ.
  Property Rights Conveyed            Fee Simple Estate     Fee Simple Estate   0%      Fee Simple Estate 0%
  Financing                                                 Cash To Seller      0%      Cash To Seller    0%
  Conditions of Sale                                        Arm's Length        0%      Arm's Length      0%
  Date of Sale (Time)                                       06-2002             2%      02-2002           2%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                               $43,529                     $54,833
  Location                                                  Superior          -20%      Superior        -20%
  Number of Units                     252                   200                 0%      326               0%
  Quality / Appeal                    Good                  Inferior            5%      Superior        -10%
  Age / Condition                     1983                  1983 / Fair         5%      1980 / Average    0%
  Occupancy at Sale                   85%                   N/A                 0%      N/A               0%
  Amenities                           Good                  Comparable          0%      Comparable        0%
  Average Unit Size (SF)              729                   910               -10%                        0%
PHYSICAL ADJUSTMENT                                                           -20%                      -30%
FINAL ADJUSTED VALUE ($/UNIT)                                     $34,823                     $38,383

                                             COMPARABLE              COMPARABLE                COMPARABLE
         DESCRIPTION                            I - 3                  I - 4                      I - 5
         -----------                         ----------              ----------                ----------
  Property Name                        Longspur Crossing         Wildwood Apartments     Club Creek Apartments
                                       Apartments
  Address                              701 W Longspur Boulevard  7610 Cameron Road       502 W Longspur Boulevard
  City                                 Austin, TX                Austin, TX              Austin, TX
  Sale Date                            January, 2001             November, 2000          November, 2000
  Sale Price ($)                       $10,825,000               $13,550,000             $6,262,000
  Net Rentable Area (SF)               186,424                   236,904                 130,292
  Number of Units                      252                       344                     160
  Price Per Unit                       $42,956                   $39,390                 $39,138
  Year Built                           1984                      1984                    1984
  Land Area (Acre)                     11.1100                   12.2100                 6.0400
VALUE ADJUSTMENTS                         DESCRIPTION    ADJ.       DESCRIPTION   ADJ.       DESCRIPTION  ADJ.
  Property Rights Conveyed             Fee Simple Estate  0%     Fee Simple Estate 0%    Fee Simple Estate 0%
  Financing                            Cash To Seller     0%     Cash To Seller    0%    Cash To Seller    0%
  Conditions of Sale                   Arm's Length       0%     Arm's Length      0%    Arm's Length      0%
  Date of Sale (Time)                  01-2001            3%     11-2000           4%    11-2000           4%
VALUE AFTER TRANS. ADJUST. ($/UNIT)           $44,245                     $40,965               $40,703
  Location                             Superior         -20%     Comparable        0%    Superior        -10%
  Number of Units                      252                0%     344               0%    160              -5%
  Quality / Appeal                     Comparable         0%     Superior        -10%    Superior        -10%
  Age / Condition                      1984 / Average     0%     1984 / Average    0%    1984 / Average    0%
  Occupancy at Sale                    N/A                0%     N/A               0%    N/A               0%
  Amenities                            Comparable         0%     Comparable        0%    Comparable        0%
  Average Unit Size (SF)               740                0%     689               0%    814               0%
PHYSICAL ADJUSTMENT                                     -20%                     -10%                    -25%
FINAL ADJUSTED VALUE ($/UNIT)                $35,396                  $36,869                 $30,527

SUMMARY

VALUE RANGE (PER UNIT)                          $30,527 TO  $   38,383
MEAN (PER UNIT)                                 $35,200
MEDIAN (PER UNIT)                               $35,396
VALUE CONCLUSION (PER UNIT)                     $35,000

VALUE OF IMPROVEMENT & MAIN SITE                            $8,820,000
    LESS: LEASE-UP COST                                    -$   65,000
    PV OF CONCESSIONS                                      -$  137,000
VALUE INDICATED BY SALES COMPARISON APPROACH                $8,618,000
ROUNDED                                                     $8,600,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.           SALES COMPARISON APPROACH PAGE 23
PROMONTORY POINTE, AUSTIN, TEXAS


                                               NOI PER UNIT COMPARISON
-----------------------------------------------------------------------------------------------------------------------------------
COMPARABLE               NO. OF     SALE PRICE                     NOI/           SUBJECT NOI       ADJUSTMENT       INDICATED
    NO.                  UNITS      PRICE/UNIT       OAR         NOI/UNIT        SUBJ. NOI/UNIT       FACTOR         VALUE/UNIT
-----------------------------------------------------------------------------------------------------------------------------------
    I-1                  200      $  8,535,000       N/A                          $  829,083
                                  $     42,675                                    $    3,290
    I-2                  326      $ 17,525,000       N/A                          $  829,083
                                  $     53,758                                    $    3,290
    I-3                  252      $ 10,825,000       N/A                          $  829,083
                                  $     42,956                                    $    3,290
    I-4                  344      $ 13,550,000       9.63%      $  1,305,106      $  829,083          0.867            $34,158
                                  $     39,390                  $      3,794      $    3,290
    I-5                  160      $  6,262,000      11.10%      $    694,904      $  829,083          0.758            $29,647
                                  $     39,138                  $      4,343      $    3,290

                   PRICE/UNIT                                           VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
-----------------------------------------------------------------------------------------------------------------------------------
   Low                  High     Average         Median        Estimated Price Per Unit                                 $    33,000
$29,647              $34,158     $31,903         $31,903       Number of Units                                                  252

                                                               Value                                                    $ 8,316,000
                                                                Less: Lease-Up Cost                                    -$    65,000
                                                                PV of Concessions                                      -$   137,000
                                                                                                                       ------------
                                                               Value Based on NOI Analysis                              $ 8,114,000
                                                                                                 Rounded                $ 8,100,000

The adjusted sales indicate a range of value between $29,647 and $34,158 per unit, with an average of $31,903 per unit. Based on the subject's competitive position within the improved sales, a value of $33,000 per unit is estimated. This indicates an "as is" market value of $8,100,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC            SALES COMPARISON APPROACH PAGE 24
PROMONTORY POINTE, AUSTIN, TEXAS



                                            EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON
-----------------------------------------------------------------------------------------------------------------------------------
COMPARABLE        NO. OF       SALE PRICE         EFFECTIVE        OPERATING                         SUBJECT
   NO.             UNITS       PRICE/UNIT        GROSS INCOME       EXPENSE          OER          PROJECTED OER        EGIM
-----------------------------------------------------------------------------------------------------------------------------------
   I-1               200     $   8,535,000
                             $      42,675
   I-2               326     $  17,525,000
                             $      53,758
   I-3               252     $  10,825,000
                                                                                                     47.92%
                             $      42,956
   I-4               344     $  13,550,000      $  2,635,106     $ 1,330,000        50.47%                              5.14
                             $      39,390
   I-5               160     $   6,262,000      $  1,391,510     $   696,606        50.06%                              4.50
                             $      39,138

-----------------------------------------------------------------------------------------------------------------------------------
                          EGIM                                  VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
-----------------------------------------------------------------------------------------------------------------------------------
Low               High    Average          Median               Estimate EGIM                                                  5.00
---               ----    -------          ------
                                                                                                                       ------------
                                                                Subject EGI                                            $  1,712,815
4.50              5.14    4.82             4.82

                                                                Value                                                  $  8,564,076
                                                                 Less: Lease-Up Cost                                  -$     65,000
                                                                 PV of Concessions                                    -$    137,000
                                                                                                                       ------------
                                                                Value Based on EGIM                                    $  8,362,076
                                                                Analysis
                                                                                                           Rounded     $  8,400,000
                                                                                Value Per Unit                         $     33,333






There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 47.92% before reserves. The comparable sales indicate a range of expense ratios from 50.06% to 50.47%, while their EGIMs range from 4.50 to 5.14. Overall, we conclude to an EGIM of 5.00, which results in an "as is" value estimate in the EGIM Analysis of $8,400,000.


SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $8,400,000.


Price Per Unit                                        $8,600,000
NOI Per Unit                                          $8,100,000
EGIM Analysis                                         $8,400,000

Sales Comparison Conclusion                           $8,400,000

AMERICAN APPRAISAL ASSOCIATES, INC            SALES COMPARISON APPROACH PAGE 25
PROMONTORY POINTE, AUSTIN, TEXAS


                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 26
PROMONTORY POINTE, AUSTIN, TEXAS

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS
--------------------------------------------------------------------------------
                                                  Average
   Unit Type                Unit Area       -------------------
                            (Sq. Ft.)       Per Unit     Per SF      %Occupied
--------------------------------------------------------------------------------
1Br/1Ba - EA10                  513           $518       $1.01          85.4%
1Br/1Ba - 1A10                  699           $585       $0.84          84.0%
2Br/2Ba - 2A20                  972           $711       $0.73          85.0%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 27
PROMONTORY POINTE, AUSTIN, TEXAS



                                  RENT ANALYSIS

                                        SUBJECT   SUBJECT
DESCRIPTION              SUBJECT UNIT   ACTUAL     ASKING
                             TYPE        RENT       RENT
----------------------------------------------------------
Monthly Rent               1BR/1BA -   $  518    $  459
                            EA10
Unit Area (SF)                            513       513
Monthly Rent Per Sq. Ft.               $ 1.01    $ 0.89

Monthly Rent               1BR/1BA -   $  585    $  509
                            1A10
Unit Area (SF)                            699       699
Monthly Rent Per Sq. Ft.               $ 0.84    $ 0.73

Monthly Rent               2BR/2BA -   $  711    $  689
                            2A20
Unit Area (SF)                            972       972
Monthly Rent Per Sq. Ft.               $ 0.73    $ 0.71


                                                 COMPARABLE RENTS
                             ---------------------------------------------------
                                  R-1           R-2          R-3        R-4
                             ---------------------------------------------------
                                Anderson     Salado at    Penbrook    Oakwood
                                Springs       Walnut        Club      Austin at
                                              Creek      Apartments  Cross Park
                             ---------------------------------------------------
                             COMPARISON TO SUBJECT
--------------------------------------------------------------------------------
DESCRIPTION                    Slightly                  Slightly     Slightly
                               Inferior     Similar      Inferior     Inferior
--------------------------------------------------------------------------------
Monthly Rent                   $  539       $  499       $  395       $  525
Unit Area (SF)                    495          499          400          516
Monthly Rent Per Sq. Ft        $ 1.09       $ 1.00       $ 0.99       $ 1.02

Monthly Rent                   $  575       $  549       $  500       $  650
Unit Area (SF)                    703          652          700          744
Monthly Rent Per Sq. Ft        $ 0.82       $ 0.84       $ 0.71       $ 0.87

Monthly Rent                   $  825       $  649       $  675       $  859
Unit Area (SF)                  1,071          980        1,050        1,111
Monthly Rent Per Sq. Ft        $ 0.77       $ 0.66       $ 0.64       $ 0.77


DESCRIPTION                           MIN          MAX        MEDIAN      AVERAGE
---------------------------------------------------------------------------------
Monthly Rent                        $  395       $  539       $  512       $  490
Unit Area (SF)                         400          516          497          478
Monthly Rent Per Sq. Ft             $ 0.99       $ 1.09       $ 1.01       $ 1.02

Monthly Rent                        $  500       $  650       $  562       $  569
Unit Area (SF)                         652          744          702          700
Monthly Rent Per Sq. Ft             $ 0.71       $ 0.87       $ 0.83       $ 0.81

Monthly Rent                        $  649       $  859       $  750       $  752
Unit Area (SF)                         980        1,111        1,061        1,053
Monthly Rent Per Sq. Ft             $ 0.64       $ 0.77       $ 0.72       $ 0.71


CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:



                                          GROSS RENTAL INCOME PROJECTION
------------------------------------------------------------------------------------------------------------------------
                                                                    Market Rent
                                                Unit Area       --------------------          Monthly          Annual
   Unit Type             Number of Units        (Sq. Ft.)       Per Unit     Per SF            Income          Income
------------------------------------------------------------------------------------------------------------------------
1Br/1Ba - EA10                 48                   513           $520        $1.01          $  24,960       $   299,520
1Br/1Ba - 1A10                144                   699           $590        $0.84          $  84,960       $ 1,019,520
2Br/2Ba - 2A20                 60                   972           $750        $0.77          $  45,000       $   540,000
                                                                                             ---------       -----------
                                                                              Total          $ 154,920       $ 1,859,040




PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 28
PROMONTORY POINTE, AUSTIN, TEXAS


SUMMARY OF HISTORICAL INCOME & EXPENSES


                                    FISCAL YEAR       2000         FISCAL YEAR   2001             FISCAL YEAR   2002
                                  -------------------------------------------------------------------------------------
                                           ACTUAL                        ACTUAL                        ACTUAL
                                  -------------------------------------------------------------------------------------
DESCRIPTION                          TOTAL        PER UNIT         TOTAL       PER UNIT          TOTAL         PER UNIT
-----------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                   $2,053,172     $    8,148     $2,197,696     $    8,721     $2,010,245     $    7,977
  Vacancy                         $   92,179     $      366     $  217,457     $      863     $  255,872     $    1,015
  Credit Loss/Concessions         $   44,690     $      177     $  148,951     $      591     $  117,875     $      468
                                  -------------------------------------------------------------------------------------
    Subtotal                      $  136,869     $      543     $  366,408     $    1,454     $  373,747     $    1,483

  Laundry Income                  $        0     $        0     $   10,759     $       43     $   13,958     $       55
  Garage Revenue                  $        0     $        0     $        0     $        0     $        0     $        0
  Other Misc. Revenue             $  134,885     $      535     $   52,072     $      207     $   60,162     $      239
                                  -------------------------------------------------------------------------------------
    Subtotal Other Income         $  134,885     $      535     $   62,831     $      249     $   74,120     $      294
                                  -------------------------------------------------------------------------------------
Effective Gross Income            $2,051,188     $    8,140     $1,894,119     $    7,516     $1,710,618     $    6,788

Operating Expenses
  Taxes                           $  314,003     $    1,246     $  233,254     $      926     $  274,648     $    1,090
  Insurance                       $   20,815     $       83     $   40,826     $      162     $   64,502     $      256
  Utilities                       $   57,253     $      227     $   68,651     $      272     $   58,122     $      231
  Repair & Maintenance            $   33,948     $      135     $   32,616     $      129     $   27,399     $      109
  Cleaning                        $   41,836     $      166     $   73,380     $      291     $   67,514     $      268
  Landscaping                     $   45,467     $      180     $   61,759     $      245     $   63,647     $      253
  Security                        $        0     $        0     $        0     $        0     $        0     $        0
  Marketing & Leasing             $   49,893     $      198     $   47,779     $      190     $   34,564     $      137
  General Administrative          $  186,679     $      741     $  241,990     $      960     $  208,474     $      827
  Management                      $  104,218     $      414     $  102,599     $      407     $   89,220     $      354
  Miscellaneous                   $        0     $        0     $        0     $        0     $        0     $        0
                                  -------------------------------------------------------------------------------------
Total Operating Expenses          $  854,112     $    3,389     $  902,854     $    3,583     $  888,090     $    3,524

  Reserves                        $        0     $        0     $        0     $        0     $        0     $        0
                                  -------------------------------------------------------------------------------------
Net Income                        $1,197,076     $    4,750     $  991,265     $    3,934     $  822,528     $    3,264
                                  -------------------------------------------------------------------------------------


                                       FISCAL YEAR  2003            ANNUALIZED   2003
                                  ------------------------------------------------------
                                      MANAGEMENT BUDGET               PROJECTION                       AAA PROJECTION
                                  -------------------------------------------------------------------------------------------------
DESCRIPTION                         TOTAL        PER UNIT        TOTAL          PER UNIT        TOTAL        PER UNIT         %
-----------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income                   $1,883,064     $    7,472     $1,841,344     $    7,307     $1,859,040     $    7,377     100.0%
  Vacancy                         $   90,924     $      361     $  209,292     $      831     $  148,723     $      590       8.0%
  Credit Loss/Concessions         $   78,000     $      310     $   59,928     $      238     $   74,362     $      295       4.0%
                                  -------------------------------------------------------------------------------------------------
    Subtotal                      $  168,924     $      670     $  269,220     $    1,068     $  223,085     $      885      12.0%
  Laundry Income                  $   12,516     $       50     $   14,908     $       59     $   13,860     $       55       0.7%
  Garage Revenue                  $        0     $        0     $        0     $        0     $        0     $        0       0.0%
  Other Misc. Revenue             $   63,264     $      251     $   56,296     $      223     $   63,000     $      250       3.4%
                                  -------------------------------------------------------------------------------------------------
    Subtotal Other Income         $   75,780     $      301     $   71,204     $      283     $   76,860     $      305       4.1%
                                  -------------------------------------------------------------------------------------------------
Effective Gross Income            $1,789,920     $    7,103     $1,643,328     $    6,521     $1,712,815     $    6,797     100.0%

Operating Expenses
  Taxes                           $  277,435     $    1,101     $  298,460     $    1,184     $  226,800     $      900      13.2%
  Insurance                       $   63,218     $      251     $   62,428     $      248     $   63,000     $      250       3.7%
  Utilities                       $   86,076     $      342     $   57,564     $      228     $   60,480     $      240       3.5%
  Repair & Maintenance            $   30,528     $      121     $   27,352     $      109     $   31,500     $      125       1.8%
  Cleaning                        $   65,604     $      260     $   34,284     $      136     $   68,040     $      270       4.0%
  Landscaping                     $   61,248     $      243     $   70,880     $      281     $   63,000     $      250       3.7%
  Security                        $        0     $        0     $        0     $        0     $        0     $        0       0.0%
  Marketing & Leasing             $   32,280     $      128     $   26,740     $      106     $   37,800     $      150       2.2%
  General Administrative          $  183,132     $      727     $  189,928     $      754     $  201,600     $      800      11.8%
  Management                      $   91,943     $      365     $   89,524     $      355     $   68,513     $      272       4.0%
  Miscellaneous                   $        0     $        0     $        0     $        0     $        0     $        0       0.0%
                                  -------------------------------------------------------------------------------------------------
Total Operating Expenses          $  891,464     $    3,538     $  857,160     $    3,401     $  820,733     $    3,257      47.9%
Reserves                          $        0     $        0     $        0     $        0     $   63,000     $      250       7.7%
                                  -------------------------------------------------------------------------------------------------
Net Income                        $  898,456     $    3,565     $  786,168     $    3,120     $  829,083     $    3,290      48.4%
                                  -------------------------------------------------------------------------------------------------



REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.


We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.


VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.


We have projected a stabilized vacancy and collection loss rate of 12% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 29
PROMONTORY POINTE, AUSTIN, TEXAS

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.


CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.


DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.


INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.


                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                             CAPITALIZATION RATES
              -------------------------------------------------
                   GOING-IN                       TERMINAL
              --------------------            ------------------
               LOW            HIGH             LOW          HIGH
              ----           -----            ----          ----
RANGE         6.00%          10.00%           7.00%        10.00%
AVERAGE              8.14%                           8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 30
PROMONTORY POINTE, AUSTIN, TEXAS


                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.       SALE DATE      OCCUP.      PRICE/UNIT       OAR
--------------------------------------------------------------------------------
I-1               Jun-02        N/A         $42,675          N/A
I-2               Feb-02        N/A         $53,758          N/A
I-3               Jan-01        N/A         $42,956          N/A
I-4               Nov-00        N/A         $39,390         9.63%
I-5               Nov-00        N/A         $39,138        11.10%
                                               High        11.10%
                                                Low         9.63%
                                            Average        10.37%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.50%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 10.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 3.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 10.50% indicates a value of $9,200,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 31
PROMONTORY POINTE, AUSTIN, TEXAS



approximately 42% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 32
PROMONTORY POINTE, AUSTIN, TEXAS


DISCOUNTED CASH FLOW ANALYSIS

                                                           PROMONTORY POINTE
-----------------------------------------------------------------------------------------------------------------------------------
                 YEAR                      APR-2004       APR-2005       APR-2006       APR-2007       APR-2008       APR-2009
               FISCAL YEAR                     1              2              3              4              5              6
-----------------------------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                              $1,859,040     $1,859,040     $1,896,221     $1,953,107     $2,011,701     $2,072,052

   Vacancy                                $  224,007     $  148,723     $  151,698     $  156,249     $  160,936     $  165,764
   Credit Loss                            $   74,362     $   74,362     $   75,849     $   78,124     $   80,468     $   82,882
   Concessions                            $   55,771     $   55,771     $   37,924     $   19,531     $        0     $        0
                                          -----------------------------------------------------------------------------------------
     Subtotal                             $  354,140     $  278,856     $  265,471     $  253,904     $  241,404     $  248,646

   Laundry Income                         $   13,860     $   13,860     $   14,137     $   14,561     $   14,998     $   15,448
   Garage Revenue                         $        0     $        0     $        0     $        0     $        0     $        0
   Other Misc. Revenue                    $   63,000     $   63,000     $   64,260     $   66,188     $   68,173     $   70,219
                                          -----------------------------------------------------------------------------------------
       Subtotal Other Income              $   76,860     $   76,860     $   78,397     $   80,749     $   83,172     $   85,667
                                          -----------------------------------------------------------------------------------------

EFFECTIVE GROSS INCOME                    $1,581,760     $1,657,044     $1,709,147     $1,779,953     $1,853,468     $1,909,072

OPERATING EXPENSES:
   Taxes                                  $  226,800     $  233,604     $  240,612     $  247,830     $  255,265     $  262,923
   Insurance                              $   63,000     $   64,890     $   66,837     $   68,842     $   70,907     $   73,034
   Utilities                              $   60,480     $   62,294     $   64,163     $   66,088     $   68,071     $   70,113
   Repair & Maintenance                   $   31,500     $   32,445     $   33,418     $   34,421     $   35,454     $   36,517
   Cleaning                               $   68,040     $   70,081     $   72,184     $   74,349     $   76,580     $   78,877
   Landscaping                            $   63,000     $   64,890     $   66,837     $   68,842     $   70,907     $   73,034
   Security                               $        0     $        0     $        0     $        0     $        0     $        0
   Marketing & Leasing                    $   37,800     $   38,934     $   40,102     $   41,305     $   42,544     $   43,821
   General Administrative                 $  201,600     $  207,648     $  213,877     $  220,294     $  226,903     $  233,710
   Management                             $   63,270     $   66,282     $   68,366     $   71,198     $   74,139     $   76,363
   Miscellaneous                          $        0     $        0     $        0     $        0     $        0     $        0
                                          -----------------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES                  $  815,490     $  841,068     $  866,396     $  893,169     $  920,769     $  948,392
   Reserves                               $   63,000     $   64,890     $   66,837     $   68,842     $   70,907     $   73,034
                                          -----------------------------------------------------------------------------------------
NET OPERATING INCOME                      $  703,270     $  751,086     $  775,914     $  817,942     $  861,792     $  887,646
                                          -----------------------------------------------------------------------------------------
   Operating Expense Ratio (% of EGI)           51.6%          50.8%          50.7%          50.2%          49.7%          49.7%
   Operating Expense Per Unit             $    3,236     $    3,338     $    3,438     $    3,544     $    3,654     $    3,763



             YEAR                          APR-2010       APR-2011       APR-2012       APR-2013       APR-2014
          FISCAL YEAR                          7              8              9             10             11
-----------------------------------------------------------------------------------------------------------------
REVENUE
   Base Rent                              $2,134,213     $2,198,240     $2,264,187     $2,332,112     $2,402,076

   Vacancy                                $  170,737     $  175,859     $  181,135     $  186,569     $  192,166
   Credit Loss                            $   85,369     $   87,930     $   90,567     $   93,284     $   96,083
   Concessions                            $        0     $        0     $        0     $        0     $        0
                                          -----------------------------------------------------------------------
     Subtotal                             $  256,106     $  263,789     $  271,702     $  279,853     $  288,249

   Laundry Income                         $   15,912     $   16,389     $   16,881     $   17,387     $   17,909
   Garage Revenue                         $        0     $        0     $        0     $        0     $        0
   Other Misc. Revenue                    $   72,325     $   74,495     $   76,730     $   79,032     $   81,403
                                          -----------------------------------------------------------------------
       Subtotal Other Income              $   88,237     $   90,884     $   93,610     $   96,419     $   99,311
                                          -----------------------------------------------------------------------
EFFECTIVE GROSS INCOME                    $1,966,344     $2,025,335     $2,086,095     $2,148,678     $2,213,138

OPERATING EXPENSES:
   Taxes                                  $  270,811     $  278,935     $  287,303     $  295,923     $  304,800
   Insurance                              $   75,225     $   77,482     $   79,807     $   82,201     $   84,667
   Utilities                              $   72,216     $   74,383     $   76,614     $   78,913     $   81,280
   Repair & Maintenance                   $   37,613     $   38,741     $   39,903     $   41,100     $   42,333
   Cleaning                               $   81,243     $   83,681     $   86,191     $   88,777     $   91,440
   Landscaping                            $   75,225     $   77,482     $   79,807     $   82,201     $   84,667
   Security                               $        0     $        0     $        0     $        0     $        0
   Marketing & Leasing                    $   45,135     $   46,489     $   47,884     $   49,320     $   50,800
   General Administrative                 $  240,721     $  247,943     $  255,381     $  263,042     $  270,934
   Management                             $   78,654     $   81,013     $   83,444     $   85,947     $   88,526
   Miscellaneous                          $        0     $        0     $        0     $        0     $        0
                                          -----------------------------------------------------------------------
TOTAL OPERATING EXPENSES                  $  976,844     $1,006,149     $1,036,334     $1,067,424     $1,099,446

   Reserves                               $   75,225     $   77,482     $   79,807     $   82,201     $   84,667
                                          -----------------------------------------------------------------------

NET OPERATING INCOME                      $  914,275     $  941,704     $  969,955     $  999,053     $1,029,025


   Operating Expense Ratio (% of EGI)           49.7%          49.7%          49.7%          49.7%          49.7%
   Operating Expense Per Unit             $    3,876     $    3,993     $    4,112     $    4,236     $    4,363


                                                                              "DCF" VALUE ANALYSIS
                                                             Gross Residual Sale                   Deferred
                                                              Price                   $10,831,841   Maintenance          $        0

Estimated Stabilized
 NOI                  $829,083   Sales Expense Rate   3.00%  Less: Sales Expense      $   324,955  Add: Excess Land      $        0
Months to Stabilized        12   Discount Rate       10.50%  Net Residual Sale Price  $10,506,886  Other Adjustments     $        0
Stabilized Occupancy      92.0%  Terminal Cap Rate    9.50%  PV of Reversion          $ 3,871,250  Value Indicated By
                                                                                                         "DCF"           $9,241,517
                                                             Add: NPV of NOI          $ 5,370,266  Rounded               $9,200,000
                                                             PV Total                 $ 9,241,517




                                     "DCF" VALUE SENSITIVITY TABLE
                  TOTAL VALUE                                   DISCOUNT RATE
-------------------------------------------------------------------------------------------------------------
                                     10.00%         10.25%            10.50%            10.75%          11.00%
                      9.00%     $9,779,434     $9,616,209        $9,456,586        $9,300,473      $9,147,782
                      9.25%     $9,663,869     $9,503,238        $9,346,145        $9,192,500      $9,042,216
                      9.50%     $9,554,387     $9,396,213        $9,241,517        $9,090,210      $8,942,206
TERMINAL CAP RATE     9.75%     $9,450,518     $9,294,676        $9,142,254        $8,993,165      $8,847,325
                      10.00%    $9,351,844     $9,198,216        $9,047,954        $8,900,972      $8,757,188

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 33
PROMONTORY POINTE, AUSTIN, TEXAS


INCOME LOSS DURING LEASE-UP

The subject is currently 85% occupied, below our stabilized occupancy projection. We have estimated a 12-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $65,000 as shown in the following table.

DESCRIPTION                                 YEAR 1
--------------------------------------------------
"As Is" Net Operating Income              $703,270
Stabilized Net Operating Income           $775,542
                                          --------

Difference                                $72,272

PV of Income Loss During Lease-Up         $65,405

                                          --------
Rounded                                   $65,000


CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $137,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.


DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 34
PROMONTORY POINTE, AUSTIN, TEXAS

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.      INCOME CAPITALIZATION APPROACH PAGE 35
PROMONTORY POINTE, AUSTIN, TEXAS





                     PROMONTORY POINTE
                                                                     TOTAL        PER SQ. FT.  PER UNIT     %OF EGI
-------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                                      $ 1,859,040       $ 10.13     $ 7,377

  Less: Vacancy & Collection Loss                  12.00%        $   223,085       $  1.22     $   885

  Plus: Other Income
   Laundry Income                                                $    13,860       $  0.08     $    55        0.81%
   Garage Revenue                                                $         0       $  0.00     $     0        0.00%
   Other Misc. Revenue                                           $    63,000       $  0.34     $   250        3.68%
                                                                 --------------------------------------------------
   Subtotal Other Income                                         $    76,860       $  0.42     $   305        4.49%

EFFECTIVE GROSS INCOME                                           $ 1,712,815       $  9.33     $ 6,797

OPERATING EXPENSES:
   Taxes                                                         $   226,800       $  1.24     $   900        13.24%
   Insurance                                                     $    63,000       $  0.34     $   250         3.68%
   Utilities                                                     $    60,480       $  0.33     $   240         3.53%
   Repair & Maintenance                                          $    31,500       $  0.17     $   125         1.84%
   Cleaning                                                      $    68,040       $  0.37     $   270         3.97%
   Landscaping                                                   $    63,000       $  0.34     $   250         3.68%
   Security                                                      $         0       $  0.00     $     0         0.00%
   Marketing & Leasing                                           $    37,800       $  0.21     $   150         2.21%
   General Administrative                                        $   201,600       $  1.10     $   800        11.77%
   Management                                       4.00%        $    68,513       $  0.37     $   272         4.00%
   Miscellaneous                                                 $         0       $  0.00     $     0         0.00%

TOTAL OPERATING EXPENSES                                         $   820,733       $  4.47     $ 3,257        47.92%

   Reserves                                                      $    63,000       $  0.34     $   250         3.68%
                                                                 --------------------------------------------------
NET OPERATING INCOME                                             $   829,083       $  4.52     $ 3,290        48.40%


   "GOING IN" CAPITALIZATION RATE                                       9.00%

   VALUE INDICATION                                              $ 9,212,029       $50.17      $36,556




   LESS: LEASE-UP COST                                              ($65,000)
   PV OF CONCESSIONS                                               ($137,000)


   "AS IS" VALUE INDICATION
   (DIRECT CAPITALIZATION APPROACH)                               $9,010,029


                          ROUNDED                                 $9,000,000       $49.02      $35,714

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
PROMONTORY POINTE, AUSTIN, TEXAS

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE        VALUE         ROUNDED         $/UNIT          $/SF
---------     ----------     ----------     ----------     ----------
 8.25%        $9,847,486     $9,800,000       $38,889        $53.38
 8.50%        $9,551,913     $9,600,000       $38,095        $52.29
 8.75%        $9,273,230     $9,300,000       $36,905        $50.65
 9.00%        $9,010,029     $9,000,000       $35,714        $49.02
 9.25%        $8,761,055     $8,800,000       $34,921        $47.93
 9.50%        $8,525,185     $8,500,000       $33,730        $46.30
 9.75%        $8,301,411     $8,300,000       $32,937        $45.21

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $9,000,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis                $9,200,000
Direct Capitalization Method                 $9,000,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $9,100,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
PROMONTORY POINTE, AUSTIN, TEXAS

                        RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

          Cost Approach                              Not Utilized
Sales Comparison Approach                             $8,400,000
Income Approach                                       $9,100,000
Reconciled Value                                      $9,000,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 20, 2003 the market value of the fee simple estate in the property is:


                                   $9,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
PROMONTORY POINTE, AUSTIN, TEXAS

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PROMONTORY POINTE, AUSTIN, TEXAS

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PROMONTORY POINTE, AUSTIN, TEXAS

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - ENTRANCE PICTURE]                [EXTERIOR - LANDSCAPE PICTURE]

[EXTERIOR - PARKING LOT PICTURE]             [INTERIOR - KITCHEN PICTURE]

[INTERIOR - LIVING ROOM PICTURE]             [INTERIOR - LIVING ROOM PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
PROMONTORY POINTE, AUSTIN, TEXAS

                               SUBJECT PHOTOGRAPHS

[EXTERIOR - BUILDING PICTURE]      [EXTERIOR - APARTMENT UNIT PICTURE]

[EXTERIOR - POOL AREA PICTURE]     [EXTERIOR - LEASING OFFICE PICTURE]

[INTERIOR - BATHROOM PICTURE]      [INTERIOR - ENTRANCE AND LIVING AREA PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PROMONTORY POINTE, AUSTIN, TEXAS

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PROMONTORY POINTE, AUSTIN, TEXAS

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

      COMPARABLE I-1               COMPARABLE I-2               COMPARABLE I-3
   MEADOWOOD APARTMENTS         THE RIDGE APARTMENTS     LONGSPUR CROSSING APARTMENTS
9601 Middle Fiskville Road       3456 N Hills Drive        701 W Longspur Boulevard
        Austin, TX                   Austin, TX                   Austin, TX

         [PICTURE]                    [PICTURE]                    [PICTURE]

      COMPARABLE I-4               COMPARABLE I-5
    WILDWOOD APARTMENTS         CLUB CREEK APARTMENTS
     7610 Cameron Road        502 W Longspur Boulevard
        Austin, TX                   Austin, TX

         [PICTURE]                    [PICTURE]                       N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PROMONTORY POINTE, AUSTIN, TEXAS

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                         COMPARABLE
  DESCRIPTION                                   SUBJECT                                    R - 1
---------------------------------------------------------------------------------------------------------------------------------
  Property Name               Promontory Pointe                                  Anderson Springs
  Management Company          AIMCO                                              Alliance Residential
---------------------------------------------------------------------------------------------------------------------------------
LOCATION:
---------------------------------------------------------------------------------------------------------------------------------
  Address                     2250 Ridgepoint Drive                              1901 East Anderson Lane
  City, State                 Austin, Texas                                      Austin, TX
  County                      Travis                                             Travis
  Proximity to Subject                                                           0.5 Miles
---------------------------------------------------------------------------------------------------------------------------------
PHYSICAL CHARACTERISTICS:
---------------------------------------------------------------------------------------------------------------------------------
  Net Rentable Area (SF)      183,600                                            N/A
  Year Built                  1983                                               1983
  Effective Age               20                                                 20
  Building Structure Type     Brick/Siding                                       Stucco/Wood
  Parking Type                Open                                               Open Parking
  (Gr., Cov., etc.)
---------------------------------------------------------------------------------------------------------------------------------
  Number of Units             252                                                325
---------------------------------------------------------------------------------------------------------------------------------
  Unit Mix:                           Type            Unit    Qty.   Mo. Rent          Type                Unit   Qty.     Mo.
                              1 1Br/1Ba - EA10        513      48     $518       1 1Br/1Ba- 1A              495            $539
                              2 1Br/1Ba - 1A10        699     144     $585         1Br/1Ba- 1B              560            $569
                              3 2Br/2Ba - 2A20        972      60     $711       2 1Br/1Ba- 1C              703            $575
                                                                                   1Br/1Ba- 1D              786            $659
                                                                                   2Br/2Ba- 2A              943            $739
                                                                                 3 2Br/2Ba- 2B            1,071            $825
                                                                                   2Br/2Ba- 2C            1,296            $989
---------------------------------------------------------------------------------------------------------------------------------
  Average Unit Size (SF)      729
  Unit Breakdown:               Efficiency      0%    2-Bedroom       24%          Efficiency       N/A     2-Bedroom      N/A
                                1-Bedroom      76%    3-Bedroom        0%          1-Bedroom        N/A     3-Bedroom      N/A
CONDITION:                    Average                                            Fair
APPEAL:                       Average                                            Average
---------------------------------------------------------------------------------------------------------------------------------
AMENITIES:
  Unit Amenities                    Attach. Garage            Vaulted Ceiling    X       Attach. Garage           Vaulted Ceiling
                              X     Balcony           X       W/D Connect.       X       Balcony            X     W/D Connect.
                              X     Fireplace                                    X       Fireplace
                              X     Cable TV Ready                               X       Cable TV Ready
  Project Amenities           X     Swimming Pool                                X       Swimming Pool
                              ------------------------------------------------------------------------------------------------------
                              X     Spa/Jacuzzi               Car Wash                   Spa/Jacuzzi              Car Wash
                                    Basketball Court  X       BBQ Equipment              Basketball Court   X     BBQ Equipment
                                    Volleyball Court          Theater Room               Volleyball Court         Theater Room
                                    Sand Volley Ball  X       Meeting Hall               Sand Volley Ball         Meeting Hall
                                    Tennis Court      X       Secured Parking            Tennis Court             Secured Parking
                              ------------------------------------------------------------------------------------------------------
                                    Racquet Ball      X       Laundry Room               Racquet Ball       X     Laundry Room
                                    Jogging Track     X       Business Office            Jogging Track      X     Business Office
                              X     Gym Room                                     X       Gym Room

---------------------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                    85%                                                85%
LEASING DATA:
  Available Leasing Terms     6 to 12                                            6,9,12 Months
  Concessions                 $200 off 1st month and 99                          Reduced Rent $100 to $150
                              deposit
  Pet Deposit                                                                    $300
  Utilities Paid by Tenant:   X       Electric                Natural Gas        X       Electric           X     Natural Gas
                              X       Water                   Trash              X       Water              X     Trash
                              ------------------------------------------------------------------------------------------------------
  Confirmation                Jessica Cordero                                    Misty
  Telephone Number            512-929-3320                                       866-762-5543
---------------------------------------------------------------------------------------------------------------------------------
NOTES:

---------------------------------------------------------------------------------------------------------------------------------
COMPARISON TO SUBJECT:                                                           Slightly Inferior
---------------------------------------------------------------------------------------------------------------------------------

                                       COMPARABLE                                        COMPARABLE
  DESCRIPTION                            R - 2                                             R - 3
------------------------------------------------------------------------------------------------------------------------------------
  Property Name               Salado at Walnut Creek                              Penbrook Club Apartments
  Management Company          N/A                                                 Carlisle Apartments Inc.
------------------------------------------------------------------------------------------------------------------------------------
LOCATION:
------------------------------------------------------------------------------------------------------------------------------------
  Address                     2104 E Anderson Lane                                7227 Highway 290 East
  City, State                 Austin, TX                                          Austin, TX
  County                      Travis                                              Travis
  Proximity to Subject        0.5 Miles                                           0.5 Miles
------------------------------------------------------------------------------------------------------------------------------------
PHYSICAL CHARACTERISTICS:
------------------------------------------------------------------------------------------------------------------------------------
  Net Rentable Area (SF)      N/A                                                 N/A
  Year Built                  1983                                                1987
  Effective Age               20                                                  16
  Building Structure Type     Brick/Wood                                          Wood/Brick
  Parking Type                Open Parking                                        Open Parking
  (Gr., Cov., etc.)
------------------------------------------------------------------------------------------------------------------------------------
  Number of Units             290                                                 176
------------------------------------------------------------------------------------------------------------------------------------
  Unit Mix:                         Type                  Unit    Qty.     Mo.         Type                 Unit     Qty.     Mo.
                              1 1Br/1Ba- A1                499             $499   1 1Br/1Ba- 1A              400              $395
                                1Br/1Ba- A2                604             $499   2 1Br/1Ba- 1B              700              $500
                              2 1Br/1Ba- A3                652             $549     2Br/1Ba- 2A              960              $625
                                2Br/1Ba- B1                782             $599   3 2Br/2Ba- 2B            1,050              $675
                              3 2Br/2Ba-B2                 980             $649
                                2Br/2Ba- B2-1              990             $649
                                2Br/2Ba- B3              1,043             $699
------------------------------------------------------------------------------------------------------------------------------------
  Average Unit Size (SF)
  Unit Breakdown:               Efficiency         N/A         2-Bedroom     N/A    Efficiency        N/A     2-Bedroom         N/A
                                1-Bedroom          N/A         3-Bedroom     N/A    1-Bedroom         N/A     3-Bedroom         N/A
CONDITION:                    Average                                             Average
APPEAL:                       Average                                             Average
------------------------------------------------------------------------------------------------------------------------------------
AMENITIES:
  Unit Amenities                         Attach. Garage        Vaulted Ceiling           Attach. Garage              Vaulted Ceiling
                                X        Balcony            X  W/D Connect.       X      Balcony            X        W/D Connect.
                                X        Fireplace                                X      Fireplace
                                X        Cable TV Ready                           X      Cable TV Ready
  Project Amenities             X        Swimming Pool                            X      Swimming Pool
                              ------------------------------------------------------------------------------------------------------
                                         Spa/Jacuzzi           Car Wash                  Spa/Jacuzzi                 Car Wash
                                         Basketball Court      BBQ Equipment             Basketball Court            BBQ Equipment
                                         Volleyball Court      Theater Room              Volleyball Court            Theater Room
                                X        Sand Volley Ball      Meeting Hall              Sand Volley Ball            Meeting Hall
                                         Tennis Court          Secured Parking           Tennis Court                Secured Parking
                              ------------------------------------------------------------------------------------------------------

                                         Racquet Ball       X  Laundry Room              Racquet Ball       X        Laundry Room
                                         Jogging Track      X  Business Office           Jogging Track      X        Business Office
                                X        Gym Room                                 X      Gym Room

------------------------------------------------------------------------------------------------------------------------------------
OCCUPANCY:                    92%                                                 92%
LEASING DATA:
  Available Leasing Terms     6 to 12 months                                      6, 9, 12 months
  Concessions                 Lowered Rents                                       None

  Pet Deposit                 $400                                                N/A
  Utilities Paid by Tenant:     X        Electric              Natural Gas        X      Electric                    Natural Gas
                                X        Water                 Trash                     Water                       Trash
                              ------------------------------------------------------------------------------------------------------
  Confirmation                Mike                                                Maria
  Telephone Number            888-665-0083                                        512-929-3150
------------------------------------------------------------------------------------------------------------------------------------
NOTES:

------------------------------------------------------------------------------------------------------------------------------------
COMPARISON TO SUBJECT:        Similar                                             Slightly Inferior
------------------------------------------------------------------------------------------------------------------------------------

                                      COMPARABLE
  DESCRIPTION                           R - 4
--------------------------------------------------------------------------------
  Property Name               Oakwood Austin at Cross Park
  Management Company          N/A
--------------------------------------------------------------------------------
LOCATION:
--------------------------------------------------------------------------------
  Address                     8054 Exchange Drive
  City, State                 Austin, TX
  County                      Travis
  Proximity to Subject        0.5 Miles
--------------------------------------------------------------------------------
PHYSICAL CHARACTERISTICS:
--------------------------------------------------------------------------------
  Net Rentable Area (SF)      N/A
  Year Built                  1998
  Effective Age               5
  Building Structure Type     Stucco
  Parking Type                Covered/Open
  (Gr., Cov., etc.)
--------------------------------------------------------------------------------
  Number of Units             284
--------------------------------------------------------------------------------
  Unit Mix:                        Type                Unit     Qty.     Mo.
                              1 1Br/1Ba- 1A             516              $525
                              2 1Br/1Ba- 1B             744              $650
                                1Br/1Ba- 1C             772              $675
                              3 2Br/2Ba- 2A           1,111              $859
                                2Br/2Ba- 2B           1,148              $859


--------------------------------------------------------------------------------
  Average Unit Size (SF)
  Unit Breakdown:               Efficiency        N/A     2-Bedroom         N/A
                                1-Bedroom         N/A     3-Bedroom         N/A
CONDITION:
APPEAL:
--------------------------------------------------------------------------------
AMENITIES:
  Unit Amenities                      Attach. Garage             Vaulted Ceiling
                              X       Balcony           X        W/D Connect.
                              X       Fireplace
                              X       Cable TV Ready
  Project Amenities           X       Swimming Pool
                              --------------------------------------------------
                                      Spa/Jacuzzi                Car Wash
                                      Basketball Court           BBQ Equipment
                                      Volleyball Court           Theater Room
                                      Sand Volley Ball           Meeting Hall
                                      Tennis Court               Secured Parking
                              --------------------------------------------------

                                      Racquet Ball      X        Laundry Room

                                      Jogging Track     X        Business Office
                              X       Gym Room

--------------------------------------------------------------------------------
OCCUPANCY:                    N/A
LEASING DATA:
  Available Leasing Terms     3 to 12 months
  Concessions                 $125 to $200

  Pet Deposit                 N/A
  Utilities Paid by Tenant:   X       Electric          X        Natural Gas
                              X       Water             X        Trash
                              --------------------------------------------------
  Confirmation                Mindy
  Telephone Number            866-231-5537
--------------------------------------------------------------------------------
NOTES:

--------------------------------------------------------------------------------
COMPARISON TO SUBJECT:        Slightly Inferior
--------------------------------------------------------------------------------

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
PROMONTORY POINTE, AUSTIN, TEXAS

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

       COMPARABLE R-1              COMPARABLE R-2           COMPARABLE R-3
      ANDERSON SPRINGS         SALADO AT WALNUT CREEK  PENBROOK CLUB APARTMENTS
   1901 East Anderson Lane      2104 E Anderson Lane     7227 Highway 290 East
         Austin, TX                  Austin, TX               Austin, TX

          [PICTURE]                   [PICTURE]                   N/A

       COMPARABLE R-4
OAKWOOD AUSTIN AT CROSS PARK
     8054 Exchange Drive
         Austin, TX

             N/A                         N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PROMONTORY POINTE, AUSTIN, TEXAS

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS
                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PROMONTORY POINTE, AUSTIN, TEXAS

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PROMONTORY POINTE, AUSTIN, TEXAS

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
PROMONTORY POINTE, AUSTIN, TEXAS

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
PROMONTORY POINTE, AUSTIN, TEXAS

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
PROMONTORY POINTE, AUSTIN, TEXAS

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Shayne Hatch provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.


                                                  -s- Frank Fehribach
                                       -----------------------------------------
                                                 Frank Fehribach, MAI
                                         Managing Principal, Real Estate Group
                                       Texas State Certified General Real Estate
                                                Appraiser #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PROMONTORY POINTE, AUSTIN, TEXAS

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PROMONTORY POINTE, AUSTIN, TEXAS

                                          FRANK A. FEHRIBACH, MAI
                                   MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE
 Valuation                 Mr. Fehribach has experience in valuations for resort
                           hotels; Class A office buildings; Class A multifamily complexes; industrial buildings and distribution warehousing; multitract mixed-use vacant land;
                           regional malls; residential subdivision development;
                           and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                           Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

 Business Mr. Fehribach joined AAA as an engagement director in 1998. He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.

EDUCATION                  University of Texas - Arlington
                            Master of Science - Real Estate
                           University of Dallas
                            Master of Business Administration - Industrial Management
                            Bachelor of Arts - Economics

STATE                      State of Arizona
CERTIFICATIONS              Certified General Real Estate Appraiser, #30828
                           State of Arkansas
                            State Certified General Appraiser, #CG1387N
                           State of Colorado
                            Certified General Appraiser, #CG40000445
                           State of Georgia
                            Certified General Real Property Appraiser, #218487
                           State of Michigan
                            Certified General Appraiser, #1201008081
                           State of Texas
                            Real Estate Salesman License, #407158 (Inactive)
                           State of Texas State
                            Certified General Real Estate Appraiser,
                            #TX-1323954-G

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
PROMONTORY POINTE, AUSTIN, TEXAS

PROFESSIONAL               Appraisal Institute, MAI Designated Member
AFFILIATIONS               Candidate Member of the CCIM Institute pursuing
                            Certified Commercial Investment Member (CCIM) designation

PUBLICATIONS               "An Analysis of the Determinants of Industrial
                           Property Valuation," Co-authored with Dr. Ronald C.
                           Rutherford and Dr. Mark Eakin, The Journal of Real
                           Estate Research, Vol. 8, No. 3, Summer 1993, p. 365.

AMERICAN APPRAISAL ASSOCIATES, INC.
PROMONTORY POINTE, AUSTIN, TEXAS

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
PROMONTORY POINTE, AUSTIN, TEXAS

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.